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                                 PRESS RELEASE
                                 =============


PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT MICHAEL J. DEE, PRESIDENT
(410-285-9313 OR MDEE@PATAPSCOBANK.COM)

        PATAPSCO BANCORP, INC. ANNOUNCES LOWER QUARTERLY AND YEAR TO DATE
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      EARNINGS DUE TO MERGER EXPENSES AND A HIGHER PROVISION FOR LOAN LOSS
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         Baltimore, Md. April 18, 2007 - Patapsco Bancorp, Inc. (OTC Bulletin
Board: PATD), the parent company of The Patapsco Bank, announced that earnings for the nine months ended March 31, 2007 were $857,000 or $.44 diluted earnings per share, compared to net income of $965,000 or $.50 diluted earnings per share for the prior year comparable period.

         For the second quarter of the Company's fiscal year 2007, ended March 31, 2007 the Company announced earnings of $141,000 or $.07 diluted earnings per share as compared to net income of $301,000 or $.16 diluted earnings per share for the prior year comparable period.

         The Company's results were significantly impacted by expenses related to the previously disclosed merger agreement with Bradford Bancorp and a higher provision for loan losses. In the year-to-date and quarterly periods, direct costs of the announced transaction, primarily professional fees, totaled $268,000 and $244,000, respectively. Additionally, due to current economic conditions and growth in the loan portfolio, the Company increased the provision possible for loan losses.

         As of March 31, 2007, Patapsco Bancorp, Inc. reported assets of $255 million and total stockholders' equity of $19.3 million compared to $228 million and $18.3 million at June 30, 2006, the Company's last fiscal year end.

         As announced on March 19, 2007, Patapsco Bancorp, Inc. executed a definitive merger agreement with Bradford Bancorp, Inc whereby the Company will be merged with and into Bradford Bancorp. The transaction is expected to be completed early in the forth quarter of 2007 and is subject to the approval of the members of Bradford Bank MHC, the shareholders of Patapsco Bancorp and regulatory authorities.

         The Patapsco Bank serves Baltimore City and the surrounding counties from its offices located in Carney, Dundalk, Glen Arm, Hampden and Parkville.

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         Attached hereto is a summary of the unaudited financial highlights for the periods discussed herein.

         This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

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

FINANCIAL HIGHLIGHTS (UNAUDITED)
PATAPSCO BANCORP, INC. AND SUBSIDIARY

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                                                             For the Nine Months            For the Three Months Ended
                                                                 March 31,                            March 31,
                                                       ----------------------------         -------------------------
   (Dollars in thousands, except per share data)            2007          2006                   2007          2006
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
OPERATING RESULTS:
Interest income                                           $12,131       $ 9,871                $ 4,207       $ 3,498
Interest expense                                            5,468         3,481                  1,967         1,315
                                                          -------       -------                -------       -------
Net interest income                                         6,663         6,390                  2,240         2,183
Provision for loan losses                                     285            40                    175             0
                                                          -------       -------                -------       -------
Net interest income after provision                         6,378         6,350                  2,065         2,183
   for loan losses
Other Noninterest income                                      625           642                    221           201
Noninterest expense                                         5,641         5,453                  2,067         1,908
Provision for income taxes                                    505           574                     78           175
                                                          -------       -------                -------       -------
Net income                                                $   857       $   965                $   141       $   301
                                                          =======       =======                =======       =======

PER SHARE DATA:
Net income per share, basic                                 $0.45       $  0.57                $  0.07         $0.17
Net income per share, diluted                               $0.44       $  0.50                $  0.07         $0.16

Book Value per common share                               $ 10.01       $  9.72
Tangible Book Value per Share (1)                           $8.29       $  7.89
Period End Stock Price                                    $ 23.25       $ 11.70
Stock Price as a percentage of tangible book value         280.46%       148.29%

PERFORMANCE RATIOS: (2)
Return on average assets                                     0.47%         0.60%                  0.23%         0.54%
Return on average equity                                     6.03%         7.22%                  2.92%         6.75%
Net interest margin                                          3.91%         4.27%                  3.80%         4.17%
Net interest spread                                          3.61%         4.02%                  3.52%         3.91%
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                                                                AT
                                                    ----------------------------
                                                      March 31       June 30
                                                        2007          2006
                                                    ----------------------------
BALANCES
Net Loans                                                $216,324      $190,589
Total Assets                                             $254,707      $228,070
Deposits                                                 $190,178      $166,833
Borrowings                                               $ 42,800      $ 40,050
Stockholder's Equity                                     $ 19,317      $ 18,288

CAPITAL  & CREDIT QUALITY RATIOS
Stockholder's equity to total assets                        7.58%         8.02%
Allowance for loan losses to total loans                    0.50%         0.52%
Nonperforming assets to total assets                        0.20%         0.11%

(1) Tangible book value per share deducts goodwill from common equity and assumes all preferred shares convert to common.
(2) Amounts for the three and nine month periods ended March 31, 2007 and 2006 are annualized.